SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                January 31, 2000




                         PEEKSKILL FINANCIAL CORPORATION
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             (Exact name of Registrant as specified in its Charter)




          Delaware                   0-27178                13-3858258
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       (State or other       (Commission File No.)      (IRS Employer
        jurisdiction of                                  Identification
        incorporation)                                   Number)




         1019 Park Street, Peekskill, New York                    10566
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              (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (914) 737-2777
                                                           --------------


                                       N/A
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          (Former name or former address, if changed since last report)

Item 5.  Other Events
---------------------

     On January 31, 2000, the Registrant issued the attached press release announcing its second quarter results.


Item 7.  Financial Statements and Exhibits
------------------------------------------

         (a)      Exhibits

                  99      Press release, dated January 31, 2000.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          PEEKSKILL FINANCIAL CORPORATION




Date:  January 31, 2000                   By: /s/ Eldorus Maynard
      -------------------                     --------------------------------
                                              Eldorus Maynard, Chairman and
                                               Chief Executive Officer

                                                                      EXHIBIT 99


DATE:     January 31, 2000

CONTACT:  Eldorus Maynard, Chairman & CEO

PHONE:    914-737-2777

FOR IMMEDIATE RELEASE

             PEEKSKILL FINANCIAL CORPORATION ANNOUNCES 50% INCREASE
                  IN DILUTED EARNINGS PER SHARE FOR THE SECOND
                         QUARTER AND ANNOUNCES DIVIDEND

         Peekskill, New York - Peekskill Financial Corporation ("Company"), the holding company for First Federal Savings Bank ("Bank"), today announced net income of $399,000, or $0.27 per diluted share, for the quarter ended December 31, 1999, compared to net income of $444,000, or $0.18 per diluted share, for the same period last year. Basic earnings per share amounts were $0.27 and $0.18 for the quarters ended December 31, 1999 and 1998, respectively. For the six months ended December 31, 1999 net income totaled $796,000, or $0.52 per diluted share, compared to $900,000, or $0.35 per diluted share, for the six months ended December 31, 1998. Basic EPS amounts were $0.53 and $0.36 for the six months ended December 31, 1999 and 1998, respectively. The higher per-share earnings in both the three- and six-month periods reflect the substantially lower number of shares outstanding due to the stock repurchases made over the past year.

         The Company also announced that the Board of Directors has declared a quarterly cash dividend of $0.09 per share, payable March 3, 2000 to holders of record as of February 18, 2000.

Net interest income decreased $130,000 in the current quarter compared to the quarter ended December 31, 1998, reflecting a 29 basis point decline in the net yield on average interest-earning assets to 2.93 in the current quarter. Interest and dividend income remained constant at $3.4 million for the quarters ended December 31, 1999 and 1998. Average interest-earning assets increased $2.4 million and the average yield increased 4 basis points. Interest expense increased $188,000 to $1.9 million for the quarter ended December 31, 1999 compared to the same quarter last year. This increase was due primarily to a $19.4 million increase in average interest-bearing liabilities partially offset by a 4 basis point decrease in the average cost. Net interest income decreased $307,000 for the six months ended December 31, 1999 compared to the six months ended December 31, 1998, reflecting a 37 basis point decline in the net yield on average interest-earning assets to 2.91% in the six months ended December 31, 1999. Interest and dividend income increased $58,000 to $6.8 million for the six months ended December 31, 1999 compared to the six months ended December 31, 1998. Average interest-earning assets increased $4.0 million, partially offset by an 8 basis point decrease in the average yield. Interest expense increased $365,000 to $3.8 million for the six months ended December 31, 1999 compared to the same period last year. The decrease was caused primarily by a $20.9 million increase in interest-bearing liabilities, partially offset by a 10 basis point decrease in the average rate.

         The Company had loans on non-accrual status with principal balances totaling $563,000 and $698,000 at December 31, 1999 and June 30, 1999,
respectively. One-to-four family mortgage loans past due more than 90 days but still accruing interest totaled $372,000 at December 31, 1999 and $432,000 at June 30, 1999. The Company had no real estate owned at December 31, 1999 and June 30, 1999.

         The provision for loan losses was $15,000 for the quarters ended December 31, 1999 and 1998, and $30,000 for the six month periods ended December 31, 1999 and 1998. The allowance for loan losses was $772,000 or 82.6% of non-performing loans at December 31, 1999, compared to $742,000 or 65.7% of non-performing loans at June 30, 1999. There were no loan charge-offs or recoveries in the six month periods ended December 31, 1999 and 1998. Management's ongoing evaluation of the adequacy of the allowance for loan losses is based on an assessment of local economic and real estate market conditions, loan portfolio growth and the level of non-performing loans.

         Non-interest expense increased $18,000 for the quarter ended December 31, 1999 compared to the prior year quarter. The increase was caused primarily by increases of $38,000 in compensation and benefits, $11,000 in computer service fees and $7,000 in professional fees, partially offset by a $45,000 decrease in other non-interest expenses. For the six months ended December 31, 1999 non-interest expense increased $25,000 compared to the same period in 1998. The increase was caused primarily by increases of $48,000 in compensation and benefits, $18,000 in professional fees and $15,000 in computer service fees, partially offset by a $63,000 decrease in other non-interest expenses.

         Income tax expense for the quarter ended December 31, 1999 decreased $100,000 compared to the same period last year. The decrease is due to a $145,000 decrease in pre-tax income and the effect of the real estate investment trust ("REIT") established in the quarter ended June 30, 1999. The Company's effective tax rate was 38.5% in the current quarter compared to 44.1% in the quarter ended December 31, 1998, primarily due to the effect of the REIT. For the six months ended December 31, 1999 income tax expense decreased $217,000 compared to the same period a year ago. The decrease is due to a $321,000 decrease in pre-tax income and the effect of the REIT. The Company's effective tax rate was 38.6% for the six months ended December 31, 1999 compared to 44.3% for the same period in 1998. The REIT is expected to continue to produce substantial tax savings and a lower effective tax rate for the Company.

         Total assets at December 31, 1999 were $212.7 million compared to $206.9 million at June 30, 1999. The increase of $5.7 million is primarily comprised of a $6.3 million increase in cash and cash equivalents and a $4.6 million increase in net loans, partially offset by a $5.4 million decrease in total securities. Depositor accounts at December 31, 1999 totaled $152.7 million, an increase of $4.0 million from June 30, 1999. Stockholders' equity decreased $1.4 million from $27.4 million at June 30, 1999 to $26.0 million at December 31, 1999. The decrease in stockholders' equity is due primarily to treasury stock purchases of $1.7 million and dividends paid of $283,000, partially offset by net income of $796,000. Book value per share increased from $14.49 at June 30, 1999 to $14.74 at December 31, 1999.

         The Company's stock is traded on the NASDAQ National Market System under the symbol "PEEK".

                                    * * * * *

Forward-Looking Statements

         The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to December 31, 1999. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements for subsequent periods are subject to greater uncertainty because of the likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements. The Company's forward-looking statements speak only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

         In addition to those factors previously disclosed by the Company and those factors identified elsewhere herein, the following factors could cause actual results to differ materially from such forward-looking statements: pricing pressures on loan and deposit products; actions of competitors; changes in local and national economic conditions; customer deposit disintermediation; changes in customers' acceptance of the Company's products and services; and the extent and timing of legislative and regulatory actions and reforms.

                         PEEKSKILL FINANCIAL CORPORATION
              SELECTED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                (Dollars in thousands, except per share amounts)

                                                 December 31,      June 30,
                                                    1999             1999
                                                 --------------------------
Selected Financial Condition Data:
Total assets                                       $212,659        $206,932
Loans, net                                           68,048          63,436

Securities:
   Held-to-maturity                                 114,290         119,122
   Available-for-sale                                15,082          15,673

Cash and cash equivalents                            10,439           4,157
Depositor accounts                                  152,651         148,693
Securities repurchase agreements and
   other borrowings                                  31,000          28,000

Stockholders' equity                                 25,983          27,351

Non-performing loans                               $    935        $  1,130

Book value per share                                 $14.74          $14.49
Equity as a percent of total assets                   12.22%          13.22%



                                    For the three months For the six months
                                     ended December 31,  ended December 31,
                                     ------------------ -------------------
                                        1999     1998     1999      1998
                                     --------- -------- --------- ---------
Selected Operating Data:
Interest and dividend income           $3,428   $3,370   $6,783     $6,725
Interest expense                        1,918    1,730    3,790      3,425
                                       ------   ------   ------     ------
Net interest income                     1,510    1,640    2,993      3,300
Provision for loan losses                  15       15       30         30
Non-interest income                        72       69      143        132
Non-interest expense                      918      900    1,810      1,785
                                       ------   ------   ------     ------
Income before income tax expense          649      794    1,296      1,617
Income tax expense                        250      350      500        717
                                       ------   ------   ------     ------
Net income                               $399     $444     $796       $900
                                       ======   ======   ======     ======
Earnings per share:
   Basic                                $0.27    $0.18    $0.53      $0.36
   Diluted                              $0.27    $0.18    $0.52      $0.35

Return on average assets                0.76%    0.86%    0.76%      0.88%
Return on average equity                6.06%    4.14%    5.91%      4.18%